UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 12, 2012 (Date of earliest event reported)
PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)
California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California	94177
(Address of principal executive offices)	(Zip code)
415-267-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)
California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California		94177
(Address of principal executive offices)		(Zip code)
(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 12, 2012, the Consumer Protection and Safety Division (“CPSD”) of the California Public Utilities Commission (“CPUC”) submitted two consultant reports in the CPUC’s pending investigation pertaining to Pacific Gas and Electric Company’s (“Utility”) safety record keeping practices for its natural gas transmission system, including the transmission pipeline, known as Line 132, that ruptured in San Bruno, California on September 9, 2010 (the “San Bruno accident”).  The primary objective of one of the reports was to provide a strategic review, analysis and assessment of records management practices within the Utility’s Gas Transmission Division before the San Bruno accident.  The other report addresses the engineering impact and implications of the Utility’s record keeping practices at a tactical and operational level.

The records management report concluded that the Utility’s record keeping practices have been deficient and have diminished pipeline safety.  The report identified a number of issues, including the lack of:

●	A strategy for record management;
●	Records management practices and processes that were verifiable, documented, communicated and available to all;
●	Complete and accurate records of the organization;
●	A level of protection that had appropriate access controls;
●	A record-keeping program compliant with applicable laws and business requirements;
●	The ability to accurately and efficiently retrieve their records in a timely manner;
●	Education and training in records management available and compulsory for all staff;
●	A secure and monitored disposal process with appropriate facility for ‘legal holds.’

The report notes that the Utility is already aware that significant changes are required in its records management and administrative practice in order to address operational requirements highlighted by previous reports from the National Transportation Safety Board and the CPUC’s independent review panel.  The report notes that the Utility has established a pipeline records integration program to address these matters and requested the CPUC to authorize the Utility to recover program costs of $222.8 million through customer rates.  The report notes that the scope and degree of the Utility’s proposals “inform the Commission of the nature of the recordkeeping transformation and improvement that PG&E must undertake.”  The report states that “these costs are excessive,” and that the consultants “cannot support PG&E’s request for them regardless of their total.” (The Utility’s cost recovery request is included in its application for approval of its proposed pipeline safety enhancement plan submitted to the CPUC as directed by the CPUC’s order instituting rulemaking proceeding to develop and adopt safety-related changes to the regulation of natural gas transmission pipelines in California.)

In the other report, the CPSD’s engineering consultant stated that the investigation into record keeping issues related to engineering results in two basic conclusions:

●	the San Bruno accident “may have been prevented had PG&E managed its records properly over the years” and

●
“PG&E’s entire integrity management program is an exercise in futility because PG&E lacks the basic records necessary to provide fundamental data required for the successful use of the integrity management risk model.  Therefore, PG&E has been operating, and continues to operate, without a functional integrity management program.”

In the first phase of the investigation, the CPUC has stated that it will determine (1) whether the Utility’s record keeping practices for its gas transmission pipeline system and its knowledge of its own gas transmission pipeline system (and, in particular, Line 132) were deficient and unsafe, and (2) whether the Utility thereby violated applicable law and safety standards.  The CPUC has stated that it will determine whether the San Bruno accident would have been preventable by the exercise of safe procedures and/or accurate and effective technical record keeping in compliance with the law.  The reports submitted by the CPSD’s consultants do not allege specific violations of regulations or law.  Under the procedural schedule established for the proceeding, the Utility’s responses to the CPSD’s reports are due on June 25, 2012, evidentiary hearings are scheduled to be held in September 2012, and a final decision is scheduled to be issued in February 2013.  If the CPUC finds that the Utility has violated any rule, regulation or law, it will schedule a second phase to assess penalties.

The CPUC also has initiated investigations pertaining to the Utility’s operation of its natural gas transmission pipeline system in or near locations of higher population density and in connection with the San Bruno accident.  In addition, the Utility has self-reported violations of various regulations and CPUC orders applicable to its natural gas operating practices.  If the CPUC determines that the Utility violated applicable law as a result of these matters, the CPUC may impose penalties on the Utility.

At December 31, 2011, PG&E Corporation and the Utility’s financial statements reflected a charge of $200 million for the minimum amount of penalties that were determined to be probable as a result of the CPUC’s investigations and the Utility’s self-reported violations.  PG&E Corporation and the Utility were unable to estimate the reasonably possible amount of penalties in excess of the amount accrued at December 31, 2011, and noted that such amounts could be material.  PG&E Corporation and the Utility will consider relevant developments when they reassess estimates and assumptions in connection with the preparation of their financial statements for the quarter ending March 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: March 13, 2012	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: March 13, 2012	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary